Filed Pursuant to Rule 433

Registration No. 333-178453

May 7, 2012

$750,000,000

1.875% Senior Notes due 2017

$1,000,000,000

3.250% Senior Notes due 2022

$750,000,000

4.750% Senior Notes due 2042

TERM SHEET

The following information, filed pursuant to Rule 433, supplements the Preliminary Prospectus Supplement dated May 7, 2012, filed as part of Registration Statement No. 333-178453.

Issuer:	Devon Energy Corporation (Bloomberg Ticker: “DVN”)

Ratings*:	Baal Moody’s / BBB+ S&P

Securities:	$750,000,000 1.875% Senior Notes due 2017
$1,000,000,000 3.250% Senior Notes due 2022
$750,000,000 4.750% Senior Notes due 2042

Format:	SEC registered (global) (No. 333-178453)

CUSIP / ISIN No.	2017 Notes: 25179M AM5 / US25179MAM55
2022 Notes: 25179M AP8 / US25179MAP86
2042 Notes: 25179M AN3 / US25179MAN39

Trade Date:	May 7, 2012

Expected Settlement:	May 14, 2012 (T+5**)

Maturity:	2017 Notes: May 15, 2017
2022 Notes: May 15, 2022
2042 Notes: May 15, 2042

Price To Public:	2017 Notes: 99.753% of principal amount
2022 Notes: 99.408% of principal amount
2042 Notes: 99.115% of principal amount

Coupon:	2017 Notes: 1.875% per year (payable semi-annually)
2022 Notes: 3.250% per year (payable semi-annually)

2042 Notes: 4.750% per year (payable semi-annually)

Interest Payment Dates:	November 15 and May 15, beginning November 15,
2012

Benchmark Treasury:	2017 Notes: 0.875% due April 30, 2017
2022 Notes: 1.875% due May 15, 2022
2042 Notes: 3.125% due February 15, 2042

Benchmark Treasury Yield:	2017 Notes: 0.777%
2022 Notes: 1.870%
2042 Notes: 3.056%

Spread to Benchmark Treasury:	2017 Notes: +115 basis points
2022 Notes: +145 basis points
2042 Notes: +175 basis points

Yield to Maturity:	2017 Notes: 1.927%
2022 Notes: 3.320%
2042 Notes: 4.806%

Make Whole Call:	The greater of 100% of principal amount or discounted present value at Adjusted Treasury Rate plus 20 bps (0.20%) for the 2017 Notes, 25 bps (0.25%) for the 2022 Notes and 30 bps (0.30%) for the 2042 Notes

Par Call:	2017 Notes: Within one month prior to the maturity date
2022 Notes: Within three months prior to the maturity date
2042 Notes: Within six months prior to the maturity date

Denominations:	$2,000 and multiples of $1,000 in excess of $2,000

Proceeds (before expenses):	$2,468,027,500.00

Active Joint Bookrunners:	Goldman, Sachs & Co.
Morgan Stanley & Co. LLC

Passive Joint Bookrunners:	Barclays Capital Inc. RBC Capital Markets, LLC RBS Securities Inc. UBS Securities LLC

Senior Co-Managers:	Merrill Lynch, Pierce, Fenner & Smith Merrill LyncIncorporated Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. J.P. Morgan Securities LLC

Co-Managers:

BMO Capital Markets Corp.

Mitsubishi UFJ Securities (USA), Inc.

Nomura Securities International, Inc.

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Pro forma ratio of earnings to fixed charges:	9.09 for the year ended December 31, 2011
5.76 for the three months ended March 31, 2012

*An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such materials and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

** T+5 Settlement. Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in three business days (such settlement being referred to as “T+3”), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade these securities on the date of this issuer free writing prospectus or the next succeeding business day will be required, by virtue of the fact that these securities initially will settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of these securities who wish to trade these securities on the date of this issuer free writing prospectus or the next succeeding business day should consult their advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling or e-mailing Goldman, Sachs & Co. toll-free at 1-866-471-2526 or prospectus-ny@ny.email.gs.com or calling or e-mailing Morgan Stanley & Co. LLC, toll-free at 1-866-718-1649 or prospectus@morganstanley.com.